                                                                 Exhibit (g)(31)

                       [GOLDMAN SACHS TRUST LETTERHEAD]


[DATE]


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

     Re: Goldman Sachs Trust; additional portfolio under the Goldman Sachs Trust contract

Ladies and Gentlemen:

This is to advise you that Goldman Sachs Trust (the "Trust") has established five new series of shares to be known as Goldman Sachs Global Consumer Growth Fund, Goldman Sachs Global Financial Services Fund, Goldman Sachs Global Health Sciences Fund, Goldman Sachs Global Infrastructure and Resources Fund and Goldman Sachs Global Technology Fund (the "Funds"). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Fund) and State Street Bank and Trust Company, as adopted by the Fund pursuant to that certain letter agreement dated as of September 27, 1999 (the "Contract"), the Fund hereby requests that you act as Custodian of the Portfolio under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

GOLDMAN SACHS TRUST

By: /s/ John Perlowski
     --------------------------------------------
Name:   John Perlowski
Title:  Treasurer

Agreed to this 29/th/ day of January, 2001.

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Ronald E. Logue
     --------------------------------------------
Name:    Ronald E. Logue
Title:   Vice Chairman